Exhibit 99.2

USANA Health Sciences, Inc.

Q4 and Full-Year 2019 Management Commentary, Results and Outlook

●   Fourth quarter net sales of $271.3 million
●   Fourth quarter net earnings of $30.8 million, or $1.41 per share
●   Fiscal year net sales of $1.061 billion
●   Fiscal year net earnings of $100.5 million, or $4.41 per share
●   Company provides 2020 Outlook for Net Sales between $1.03 billion and $1.13 billion and EPS between $4.10 and $4.90

February 4, 2020

Overview

USANA generated better than expected operating results in the fourth quarter of 2019, which included sequential quarter growth in net sales and active Customers of 4.1% and 5.0%, respectively.  The introduction of new products at our China National Sales meeting and a follow-on product promotion highlighting these products gave our China market a boost during the quarter.  In our other markets around the world, we offered attractive consumer based product promotions focused on Celavive, our skin and personal care line.  Additionally, fourth-quarter sales in essentially all of our markets benefited from a business promotion we introduced during the third quarter of 2019.   Collectively, these promotions as well as our efforts to better align spending with sales levels drove the better than expected fourth quarter results.

Our global strategy in 2020 remains focused on advancing and executing our customer experience strategy, which touches many areas of the business.  While we believe that our business is positioned to deliver solid operating results in 2020, we acknowledge the situation in China related to the spread of the coronavirus and expect a negative impact to our operating results due to this dynamic, as more fully explained below.  Notwithstanding the impact to our near-term results, we expect our business to accelerate as the year progresses and remain confident in our long-term growth potential in China and our other regions around the world.

Q4 2019 Results

Fourth quarter 2019 net sales were $271.3 million, compared with $299.0 million in the prior-year period.  The strengthening of the U.S. dollar negatively impacted net sales by $2.9 million for the quarter.  The Company’s total number of active Customers at the end of the fourth quarter was 586,000, compared to 616,000 in the prior-year period.  On a sequential quarter basis, net sales increased 4.1%, while active Customers increased 5.0% during the fourth quarter of 2019.

Fourth quarter net earnings were $30.8 million, or $1.41 per diluted share, compared with net earnings of $32.3 million, or $1.32 per share during the prior-year period.  Weighted average diluted shares outstanding were 21.8 million for the fourth quarter of 2019, compared with diluted shares of 24.5 million in the prior-year period.

Quarterly Income Statement Discussion

Gross margins decreased 90 basis points from the prior year to 82.6% of net sales.  This decrease can be attributed primarily to: (i) unfavorable currency exchange rates, (ii) lower sales in China, which has better overall gross margins compared to other markets, (iii) product promotions offered during the quarter, and (iv) leverage lost on fixed period costs due to lower year-over-year net sales.

Associate Incentives decreased 220 basis points from the prior year to 42.2% of net sales.  The decrease in Associate Incentives can primarily be attributed to lower sales in markets where Associate incentives run at a higher rate compared to other markets.

Selling, General and Administrative Expense decreased $3.2 million compared to the prior year.  In relative terms, SG&A expense increased 120 basis points from the prior year to 24% of net sales, due to lower year-over-year net sales.

The effective tax rate improved to 32.9% compared to 34.6% in the prior year quarter.  This improvement is due primarily to favorable movements in foreign tax credits and tax return true-up adjustments.

Inventory decreased to $68.9 million, compared to $81.9 million in the prior year.  The decrease in inventories is mostly due to: (i) sales promotions offered during the quarter, and (ii) an effort to better align inventory levels with our sales performance.

Regional Financial Results

Asia Pacific Region: Q4 2019 Net sales of $217.3 million; 80.1% of Consolidated Net Sales

Net sales in the Asia Pacific region for the fourth quarter of 2019 were $217.3 million, compared to $243.3 million during the fourth quarter of the prior year.  The total number of active customers in the Asia Pacific region was 459,000, compared to 487,000 in the prior-year period.  On a sequential quarter basis, net sales in the Asia Pacific region increased 4.2% while active Customers increased 5.5% during the fourth quarter of 2019.

Greater China: Net sales in Greater China decreased 21.4% year-over-year.  The number of active customers in the Greater China region decreased 13.2% year-over-year.  In mainland China, local currency sales decreased 21.6% while the number of active customers decreased 14.5%.  On a sequential quarter basis, however, net sales improved and we believe that this is a good indication that consumer sentiment is improving.  Although we expect a negative impact on our first quarter results and have limited visibility of the longer-term impact from the coronavirus, we remain optimistic about our growth potential in China during 2020.

North Asia: Net sales in North Asia increased 42.2% year-over-year.  This growth was driven by 48.6% active customer growth in South Korea, where local currency net sales increased by 51.1% year-over-year.

Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region increased 2.8% year-over-year, while the number of active customers in this region decreased 0.9% year-over-year.  The increase in net sales was driven by sales growth in each market, with the exception of Australia and New Zealand.  The Philippines and Malaysia were the primary growth contributors with local currency sales increasing 4.1% and 8.7%, respectively.

Americas and Europe Region: Q4 2019 Net Sales of $54.0 million, 19.9% of Consolidated Net Sales

In the Americas and Europe region, net sales decreased 3.2%, due largely to sales declines in the U.S. and Canada.  The number of active customers in the region decreased 1.6%.

Fiscal 2019 Results

Net sales for fiscal 2019 totaled $1.061 billion, compared with $1.189 billion in 2018.  The strengthening of the U.S. dollar negatively impacted net sales by approximately $34.5 million for the full year.  On a constant currency basis, net sales decreased by 7.9% during fiscal 2019.

Net earnings for 2019 totaled $100.5 million, or $4.41 per diluted share, compared with $126.2 million, or $5.12 per diluted share in the prior year.  Weighted average diluted shares outstanding were 22.8 million for the full-year 2019, compared with diluted shares of 24.6 million in the prior-year.

During the year, the Company repurchased 2.0 million shares of common stock for $150.0 million.  The Company ended the year with no debt and $234.8 million in cash and cash equivalents.  As of December 28, 2019, there was $30.0 million remaining under the current share repurchase authorization.

Outlook and 2020 Operating Strategy

The Company is introducing the following consolidated net sales and earnings per share outlook for fiscal year 2020:

•	Consolidated net sales between $1.03 billion and $1.13 billion; and

•	Earnings per share between $4.10 and $4.90.

The Company’s outlook for the year reflects:

•
Fiscal 2020 is a 53-week year and includes one additional week of sales compared to fiscal 2019.  Prior to fiscal 2020, the last 53-week year was in fiscal 2014.  The Company estimates this additional week will contribute about 1.8% to net sales growth.

•	An estimated operating margin of between 12.6% and 13.9%.

•	An effective tax rate of approximately 33%.

•	An annualized diluted share count of 21.8 million.

•	No meaningful year-over-year impact on net sales related to changes in foreign currency exchange rates.

Our initial outlook for fiscal 2020 reflects a wider than typical range for top- and bottom-line performance given our lack of visibility at this time into the China market due to the extension of the Chinese New Year and the outbreak of the coronavirus. We are closely monitoring the coronavirus situation and the potential impact on our employees, customers, and overall business in China.  However, the extension to the Chinese New Year holiday has limited our visibility into how (i) the coronavirus outbreak is currently affecting customer behavior in China, and (ii) customer behavior will respond following the end of the holiday period.  For instance, on January 27, China extended the holiday to February 2, with some individual provinces extending the holiday period beyond Feb 2.  We have extended the holiday for our China employees to February 10th.  While the Chinese New Year holiday itself typically results in a softer sales environment for the duration of the holiday, we now expect a larger-than-typical impact on our first quarter and full year 2020 as a result of the coronavirus outbreak. We are committed to providing transparency on the impact to our business and operating results and will update our outlook for fiscal 2020 as we better understand the impact.  Notwithstanding the expected impact to our near-term results, we remain confident in our China business and our long-term opportunity in this important market.

In 2020, we will continue to focus on growing our customer base by executing our customer experience strategy.  Under this strategy, we will continue to (i) emphasize product and technology innovation; (ii) launch new products and incentive offerings; (iii) evolve from an Associate focused business to an overall customer focused business; (iv) expand our in-house manufacturing capability to include additional product categories; and (v) pursue strategic collaborations or acquisitions to grow our business.

Customer Experience and Technology Enhancements

To continue enhancing our overall customer experience, we will continue to improve the speed, convenience, and ease in which customers do business with USANA.  In 2020, we will continue to improve our mobile platform, offer more payment options to meet the demands of customers across the globe, facilitate quick and simple product education, capture important feedback, and make it easier for customers to share their experience with friends and family.  We will also continue to improve our customer shopping experience in China and look to introduce a cross border e-commerce sales platform in China.

Product Innovation

We plan to broaden our product offering worldwide in 2020, especially in China.  Our science team has developed new products and upgrades to existing products that will be introduced throughout the year.  These new products are intended to be customer focused, demonstrable, and easily sharable.

We will also begin manufacturing USANA’s food products in-house in our all-new facility located adjacent to our current facility in Salt Lake City.  We expect this facility to be operational as early as the second quarter.  Additionally, we expect to begin bringing production of our Celavive products in-house in 2020.  These vertical integration efforts will provide us with several advantages, efficiencies, and gross margin contribution over third-party manufacturing.

Existing Market Growth

We will continue to focus on generating growth in each of our existing markets during 2020.  To do this, we will focus on customer acquisition through a combination of incentive offerings, new customer-centric product offerings, and a new customer loyalty program.  Additionally, we will continue to offer market specific promotions that target and address the needs of different customer demographics within individual markets.

In addition to the organic growth strategies outlined above, we continue to evaluate business development and acquisition opportunities to strengthen, diversify and grow our worldwide business.  Areas of opportunity we will continue to evaluate include (i) overall nutrition; (ii) further vertical integration; (iii) additional category expansion; and (iv) geographic expansion.

We are confident that the combination of these strategic initiatives will contribute to the strength of the business and position us to grow our business worldwide.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: regulatory risk in China in connection with the Chinese government’s continued review of the health products and direct selling industries; regulatory risk in the United States in connection with the direct selling business model; the impact to our business in China from the outbreak of and response to the coronavirus;  potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and risks associated with the internal investigation into BabyCare’s operations.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.  The forward-looking statements in this press release set forth our beliefs as of the date hereof.  We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”).  Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280